UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2005

            RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (441) 295-4513

                                         Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Effective as of November 22, 2005, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Holdings Ltd. (the "Company"), the banks and financial institutions parties thereto (collectively, the "Lenders"), Wachovia Bank, National Association ("Wachovia"), as issuing bank, administrative agent, and collateral agent for the Lenders, and certain other agents entered into the Fourth Amendment to First Amended and Restated Reimbursement Agreement (the "Fourth Amendment"), amending the First Amended and Restated Reimbursement Agreement, dated as of March 31, 2004 (as amended, "Reimbursement Agreement"), among the same parties.

The Fourth Amendment increases the total letter of credit commitments of the Lenders under the Reimbursement Agreement from $900,000,000 to $1,750,000,000. The description of the Fourth Amendment contained herein is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bank of America, N.A., The Bank of New York, Barclays Bank plc, Citibank, N.A., Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, KeyBank National Association, Mellon Bank, N.A., UBS Loan Finance LLC, and Wachovia, which are parties to the Fourth Amendment, are also parties to a $500,000,000 credit agreement with the Company. Bank of America, N.A., Citibank, N.A., Mellon Bank, N.A., HSBC Bank USA, National Association, and Wachovia, which are parties to the Fourth Amendment, are also parties to a $100,000,000 credit agreement with DaVinciRe Holdings Ltd. In addition, certain affiliates of the Lenders have in the past provided, and may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company.

On November 16, 2005, the Compensation and Corporate Goverance Committee (the "Compensation Committee") of the Board of Directors of the Company determined that Mr. W. James MacGinnitie, who was appointed Non-Executive Chairman of the Board on November 1, 2005, shall receive, in light of his expanded role and responsibilities, commencing with the Company's final fiscal quarter for 2005, three times the value of each of the annual retainer, per meeting fee, and restricted stock grant received from time to time by the other non-employee directors of the Company, as determined by the Compensation Committee. As previously reported in the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 8, 2005 (the "Form 8-K"), the Compensation Committee determined on March 9, 2005 that the 2005 compensation program for non-employee directors of the Company shall be comprised of: a) a 2005 annual retainer of $40,000 cash; b) a 2005 per meeting fee of $3,000 cash; and c) a grant of shares of RenaissanceRe Holdings Ltd. restricted stock having, at the time of grant, an aggregate fair market value of $100,000, vesting ratably over a three year period. The restricted stock grants to non-employee directors are made pursuant to the Amended and Restated RenaissanceRe Holdings Ltd. Non-Employee Director Stock Plan and the form of grant agreement, as previously filed with the Form 8-K. The Compensation Committee determined that Mr. MacGinnitie will not receive a restricted stock grant pursuant to his revised compensation arrangement until the next regularly scheduled issuance of restricted stock to the other non-employee directors of the Company, if and when determined by the Compensation Committee. Mr. MacGinnitie's cash retainer for 2005 was increased on a pro-rated basis only, such that Mr. MacGinnitie's total cash retainer for 2005 was $60,000.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Fourth Amendment to First Amended and Restated Reimbursement Agreement, dated as of November 22, 2005, by and among Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Holdings Ltd., the banks and financial institutions parties thereto, Wachovia Bank, National Association, as issuing bank, administrative agent, and collateral agent for the lenders, and certain other agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: November 22, 2005	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein Title: General Counsel, Corporate Secretary & Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Fourth Amendment to First Amended and Restated Reimbursement Agreement, dated as of November 22, 2005, by and among Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Holdings Ltd., the banks and financial institutions parties thereto, Wachovia Bank, National Association, as issuing bank, administrative agent, and collateral agent for the lenders, and certain other agents.